Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND NOTED WITH “*****”.

AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED

TO THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED

MERCHANT FINANCIAL SERVICES AGREEMENT

BY AND BETWEEN

WELLS FARGO BANK, N.A.,

and

Mercury Payment Systems, LLC

Effective as of September 13, 2011

AMENDED AND RESTATED

MERCHANT FINANCIAL SERVICES AGREEMENT

This Amended and Restated Merchant Financial Services Agreement, made and entered into on this 14th day of February 2014 and made effective as of September 13, 2011 (this “Agreement”), is by and between WELLS FARGO BANK, N.A., a national banking association (“WFB” or “Wells Fargo”), and Mercury Payment Systems, LLC (“Company”), and amends and restates in its entirety the Merchant Financial Services Agreement, dated September 13, 2011, by and between WFB and Company.

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings specified below when used in this Agreement. Certain other capitalized terms are defined elsewhere in this Agreement in the context of the provisions in which they are used.

1.1	“BIN” means the Bank Identification Number issued by Visa, and the Acquirer ID (as defined in the Discover Operating Regulations for Acquirers) issued by Discover, to WFB and dedicated to Company for its exclusive use.

1.2	“Business Day” shall mean a calendar day on which Wells Fargo is open for business.

1.3	“Card” shall mean a credit or debit card issued by MasterCard, Visa, or Discover Network.

1.4	“Chargeback Reserve” shall have the meaning ascribed at Section 5.11.

1.5	“Contracted Parties” means Persons (1) with whom the Company elects to do business in connection with providing Transaction Card Services pursuant this Agreement, (2) that are required to be registered with Visa USA and/or MasterCard in any capacity, and (3) whom Wells Fargo approves, which approval shall not be unreasonably delayed or withheld. Contracted Parties, in the case of Company, shall include, without limitation, any independent sales organizations (ISOs) or member service providers (MSP) with whom Company contracts relative to the Transaction Card Services being provided pursuant to this Agreement. Company acknowledges that it is responsible for all actions of such Persons in relation to the provision of Transaction Card Services and their compliance with this Agreement. Notwithstanding any other agreement to the contrary, Company hereby agrees that it shall at all times be responsible for any actions and omissions of such Contracted Parties in connection with the Transaction Card Services and shall indemnify WFB pursuant to Article 9 for any liability created by such Contracted Parties in connection with the Transaction Card Services.

1.6	“Credit Policy” means the policy agreed upon between the parties pursuant to Section 5.3.

1.7	“Effective Date” shall mean the date of this Agreement.

1.8	“Fraud Prevention Program” shall mean the program required under Section 5.4.

1.9	“ICA” means the Interbank Card Association number issued by MasterCard to WFB and dedicated to Company for its exclusive use.

1.10	“Interchange” means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations or procedures by, any two or more Persons in connection with the Interchange Settlement.

1.11	“ISO” means an independent sales organization, which is any MSP that provides services in respect of a merchant acquiring program, other than transaction processing, to a Payment Company Customer in furtherance of the Payment Company Customer’s merchant acquiring program that is required to be registered with MasterCard or Visa. By way of example and not limitation, such services include merchant solicitation of and customer service.

1.12	“Losses” has the meaning ascribed thereto in Section 9.1 (Indemnification).

1.13	“Merchant” shall mean a merchant (as defined and used in the Payment Company Rules) who receives Transaction Card Services from Company pursuant to a Merchant Agreement and whose Card transactions will be processed via the ICAs and/or BINs.

1.14	“Merchant Agreement” shall mean the contract between WFB, Company and a Merchant for the provision of the Transaction Card Services.

1.15	“MSP” means: (i) a member service provider that is not a Payment Company Customer and that provides ISO or Third Party Processor services, or both, to a Payment Company Customer (MasterCard and Visa Bylaws and Rules manual) and that is registered with MasterCard as an MSP to provide such services; and (ii) any entity (including a Payment Company Customer) that is required by MasterCard or Visa, at MasterCard’s or Visa’s sole discretion, to register as an MSP with MasterCard or Visa, and that is so registered.

1.16	“Operating Account” has the meaning ascribed thereto in Section 5.7.

1.17	“Payment Company” shall mean MasterCard, Visa, Discover and, upon mutual agreement of the parties, such other agreed upon associations having proprietary rights to and clearing and oversight responsibilities with respect to any credit card used to effect transactions processed hereunder (including both “Card Not Present” and “Card Present” transactions).

1.18	“Payment Company Customer” shall mean an entity that: (a) is authorized to participate in Visa USA, Mastercard, Discover and such other Payment Companies as may be mutually agreed upon by the parties; (b) whose authority to participate in Visa USA, Mastercard, Discover and any other Payment Company is not dependent on sponsorship by or from another entity; and (c) is authorized to sponsor other entities to participate in Visa USA, Mastercard, Discover and such other Payment Companies as may be mutually agreed upon by the parties.

1.19	“Payment Company Rules” shall mean the bylaws, operating rules, regulations, orders and interpretations issued by the respective Payment Company applicable to the performance of Transaction Card Services and related matters, as amended from time to time by the respective Payment Company.

1.20	“Person” shall mean an association, a corporation, an individual, a partnership, a trust or any other entity or organization.

1.21	“Service Provider” shall mean any Person that provides services to Company in connection with the Transaction Card Services or Merchant accounts.

1.22	“Settlement” means the process of exchanging financial data and value resulting from sales transactions, cash disbursements, pre-funded card transactions, or merchandise credits associated with amounts owed to Merchants for their Transactions less applicable merchant discounts, chargebacks or fees on a monthly or daily basis.

1.23	“Third Party Processor” means an MSP that provides services in respect of a merchant acquiring program, including transaction processing, to a Payment Company Customer in furtherance of the Payment Company Customer’s merchant acquiring program. By way of example and not limitation, such services include merchant solicitation of, and customer service for such merchant acquiring program.

1.24	“Transaction” means the purchase by a cardholder of goods or services from a Merchant or a refund from a Merchant to a cardholder by use of a Card.

1.25	“Transaction Card Services” shall mean those services described in Section 5.1 (Transaction Card Services).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

WFB and Company each hereby represents and warrants as follows, as pertains to itself:

2.1 Corporate Organization, Good Standing. WFB is a national banking association duly organized, validly existing and in good standing under the laws of the US. WFB has the requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

2.2 Payment Companies. WFB is and, during the term of this Agreement will, remain a Payment Company Customer in good standing of MasterCard, Visa, Discover and any other applicable Payment Companies.

2.3 Authorization. The execution and delivery by each party of this Agreement and the consummation and performance by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action in compliance with applicable law.

2.4 Non-Contravention. The execution and delivery of this Agreement by such party does not and the consummation and performance by both WFB and Company of the transactions contemplated hereby will not:

2.4.1	violate any provision of the charter documents or bylaws of such party;

2.4.2	violate or conflict with any other restriction of any kind or character to which such party is subject or by which any of its assets may be bound;

2.4.3	require the consent of or notice to any non-governmental party.

2.5 Governmental Consents, Etc. Except for the sponsorship of Company pursuant to Section 6.1, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board, Payment Company or other regulatory body is required for or in connection with the execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby.

2.6 Litigation. There is no claim, action, suit or proceeding pending, or to the knowledge of the applicable party, contemplated or threatened, against such party or any of its properties which relates to or affects the transactions contemplated by this Agreement in a material adverse manner; nor is there any judgment, decree, injunction, ruling or order of any court, government or any other Person outstanding against such party which relates to or affects the Transaction Card Services, or would result in a material adverse change for such party; and such party is not a party to or bound by any judgment, decree, injunction, ruling or order of any court, governmental department, agency or any other Person outstanding against such party having any such effect.

ARTICLE 3

CONFIDENTIALITY

3.1. Definition of Confidential Information. “Confidential Information” will mean and include “Customer/Consumer Information” (as defined below) and “Proprietary and Other Confidential Information” (as defined below):

3.1.1 Customer/Consumer Information. Any and all information or data, provided by, through, or on behalf of any party or any of its affiliates (“Disclosing Party”) to another party (“Receiving Party”) and any of its officers, employees, agents, representatives, sub-contractors or any other individual doing work for such party (collectively “Receiving

Party Personnel”), about or relating to any customer or prospective or former customer of Disclosing Party (including but not limited to whether an individual, business entity, governmental unit, or otherwise), or any consumer of Disclosing Party, including (without limitation) any and all nonpublic personal information of Disclosing Party made available to Receiving Party Personnel (a) on Disclosing Party’s consumers or customers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations) and (b) with respect to any information subject to Section 628 of the Fair Credit Reporting Act and any regulations or guidelines adopted thereunder.

3.1.2 Proprietary and Other Confidential Information. Proprietary and Other Confidential Information shall include any and all confidential business, technical or data processing information, trade secret or other proprietary information acquired by Receiving Party Personnel in the course of carrying out the tasks hereunder or as a result of access to the premises of Disclosing Party, whether or not conceived of or prepared by Receiving Party whether or not reduced to writing, and whether or not in human readable or machine readable form (including, without limitation, any information concerning the Disclosing Party’s data processing concepts, techniques, or procedures, software in various stages of development, discoveries, ideas, inventions, operations, data, designs, drawings, diagrams, specifications, documentation, research, know-how, compilations of information, records, costs, purchasing data, financial data, accounting, marketing and development plans, proposals, market research, marketing techniques and plans or requests for proposals for future Services, sales, pricing, profits, business plans or procedures, Disclosing Party’s Merchants, sales representatives, or independent sales organizations, which the parties acknowledge belongs to Company, data, employee information and other information not generally known to non-Disclosing Party personnel). Proprietary and Other Confidential Information also includes any and all information described above which Disclosing Party obtains from another party and treats as proprietary or designates as Confidential Information, whether or not owned or developed by Disclosing Party.

3.1.3 Exclusions. Proprietary and Other Confidential Information (but not Customer/Consumer Information) will not include information that is: (1) already known by the Receiving Party without an obligation of confidentiality other than under this Agreement; (2) publicly known or becomes publicly known through no unauthorized act of the Receiving Party; (3) independently developed by the Receiving Party without use of the Disclosing Party’s confidential information; or (4) approved by the Disclosing Party for disclosure. In any Dispute with respect to these exclusions, the burden of proof will be on the Receiving Party to show that the exclusion applies.

3.2	General Obligations Regarding Confidential Information.

3.2.1 Receiving Party acknowledges that, in the course of its relationship with Disclosing Party, Receiving Party Personnel will acquire or have access to Confidential Information of various kinds respecting Disclosing Party, its business and its customers as well as the businesses and customers. Receiving Party acknowledges that all information disclosed by Disclosing Party to Receiving Party Personnel for the purposes of performing services hereunder, or which comes to the attention of Receiving Party Personnel during the course of such performance of services, is confidential in nature, constitutes a valuable asset of Disclosing Party, is proprietary to Disclosing Party, and is properly the subject of protection. Receiving Party warrants that it will take all steps necessary (including without limitation, at minimum, such measures as Receiving Party takes to safeguard its own confidential information) to ensure the security and confidentiality of all Confidential Information, to protect against anticipated threats or hazards to the security or integrity of such Confidential Information and to protect against unauthorized access to or use of such Confidential Information, including but not limited to the proper disposal of such information.

3.2.2 Receiving Party also acknowledges that Disclosing Party may have a responsibility to its customers and the customers of its affiliates to keep Customer/Consumer Information strictly confidential and proprietary. Receiving Party further acknowledges that Disclosing Party may have proprietary or Confidential Information of third parties that they may rightfully use in the course of their businesses. Receiving Party further agrees that Receiving Party will disclose Confidential Information to only those Receiving Party Personnel that need to know such Confidential Information solely for the purpose of carrying out the performance of specific terms of this Agreement, and, in such case, if the Receiving Party Personnel is an agent or contractor such Receiving Party Personnel must be bound by similar obligations of confidentiality as those set forth in this Confidential Information provision.

3.2.3 Receiving Party agrees that neither it nor any Receiving Party Personnel will, during the term of this Agreement or thereafter, without the prior written consent of Disclosing Party, use, disclose or otherwise make available to any person or entity (except as required in performing Receiving Party’s services or other obligations under this Agreement) any Confidential Information of Disclosing Party. Receiving Party further agrees that it will instruct Receiving Party Personnel not to, sell, lease, assign, transfer, copy or reveal any Confidential Information obtained while performing services for Disclosing Party or any products or services that embody, in whole or in part, any of such Confidential Information without the prior written consent of Disclosing Party. Further, Receiving Party agrees that it and any receiving Party Personnel will not use any such Customer/Consumer Information other than to carry out the purposes for which it was disclosed by the Disclosing Party’s customer (or customer’s affiliate) unless such other use is (a) expressly permitted by a written agreement executed by customer or its affiliate, or (b) required by law or legal process; and except as may be reasonably necessary in the ordinary course of business to carry out the activities to be performed by Receiving Party under this Agreement or as may be required by law or legal process, it will not disclose any such Customer/Consumer Information to any third party other than affiliates of Receiving Party or the Disclosing Party’s customer.

3.3 Injunctive Relief. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the Disclosing Party or its customers, and that the Disclosing Party or its customers may not be adequately compensated for such injury in monetary damages. The Receiving Party therefore acknowledges and agrees that, in such event, the Disclosing Party or its customers shall be entitled to any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of disclosure or use, without the obligation to post any bond or other security measure to secure such relief. This provision with respect to injunctive relief will not, however, diminish the Disclosing Party’s right to claim and recover damages.

3.4 Legal Proceedings. In the event that a subpoena or other legal process, in any way concerning information disclosed by the Disclosing Party to the Receiving Party, is served upon the Receiving Party, the Receiving Party agrees, to the extent permissible by law, that it will notify the Disclosing Party immediately upon receipt of such subpoena or other legal process and will cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any lawful effort by the Disclosing Party to contest the legal validity of such subpoena or other legal process.

3.5 Security Breach. In the event of any actual or suspected security breach (including but not limited to, for example, physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) either party suffers or learns of with regard to Merchant or any other third party provider, that either compromises or could compromise Merchant Data, Transaction data, or the other party’s data or Confidential Information, including without limitation, customer or consumer data (collectively, a “Security Breach”), the breached party will immediately notify the other party and will immediately coordinate with the other party’s security personnel to investigate and remedy the Security Breach. Notice to WFB shall be made by calling 800-947-4915. Except as may be strictly required by applicable law, each party agrees to use commercially reasonable efforts to notify the other party prior to or contemporaneous with informing any third party of a Security Breach. WFB and Company agree to make reasonable efforts to consult with the other party regarding the content of notifications and disclosure to third parties of a Security Breach so as to minimize any potential adverse impact upon Company, WFB and their respective customers. In the event of a Security Breach of the processing platform or other systems operated by Company that contain or transmit data or information related to the Transaction Card Services (“Company’s System”), WFB shall have the right to immediately suspend accepting all Transactions and data from Company’s System to the extent necessary to investigate the severity of the problem, devise a remedy or otherwise secure the data; provided, that (i) such Security Breach presents an actual or probable ongoing compromise to the Transactions, and (ii) WFB shall use commercially reasonable best efforts to limit such suspension in a manner that minimizes the impact to Company while still accomplishing the goal of mitigating risk associated with such Security Breach, and shall re-institute accepting Transactions and data at the earliest possible time. Each party shall indemnify and hold harmless the other party from any and all third party claims, of whatever type and nature, that arise to the extent of the breached party’s failure to comply with the provisions of this Section 3.5.

ARTICLE 4

ADDITIONAL COVENANTS AND AGREEMENTS

4.1 Publicity. Except as otherwise provided in this Agreement, all proposed advertising, sale promotion, and other publicity material, including client lists, advertisements and press releases or news or other releases, in which the name, likeness, or logo of the other party or the name, likeness, or logo of any affiliate of the other party is mentioned or language is used from which the other party’s name or affiliate’s name may be inferred or implied (“Identity”) shall not be published or used by the other party without the prior written approval of an Executive Vice President or higher officer of the other party. In addition, prior written approval for any news releases including the Identity of a party shall also be obtained from the other party’s Corporate Communications Department. All advertising, sale promotion and other publicity material, including press releases shall be submitted via the internet in electronic form, each party shall review said materials and approve or deny approval of the same within ten (10) Business Days via email.

4.2 Financial Information to be Furnished to WFB. Company shall supply to WFB financial or other information regarding the Transaction Card Services which is needed, in the reasonable judgment of WFB, to permit the compliance with any regulator, taxing authority or tax reporting requirements, or Payment Company requirements.

4.3 Registration. Neither party shall be bound by this Agreement unless and until Company is registered under Payment Company Rules and regulations as provided in Section 6.1; provided however that if Company fails to become so registered due in no part to any action or omission by WFB, Company shall owe to WFB , as liquidated damages (and not as a penalty), the Set-up Fee identified on Schedule 7.1, which the parties recognize is a reasonable estimation of the damages attributable to such failure.

4.4 Audit & Inspections. Company shall permit WFB, MasterCard, Visa, or any regulatory authority having jurisdiction over WFB, or the authorized representatives of such parties, to: (i) perform a financial, procedural, compliance, security or operational audit required by applicable Payment Company Rules or such authority or by WFB requirements including those listed in the Audit and Inspection plan which has been provided by WFB to Company (an “Audit”) of the electronic data processing environment, records or documents maintained by Company or its service providers to provide the Transaction Card Services (including Merchant Agreements and files); and (ii) inspect any business location of Company in order to ensure full compliance with provisions of this Agreement, all applicable Payment Company regulations, regulatory requirements and WFB requirements. In connection with any Audit and inspection: (a) Company may reasonably require that the party performing the Audit (other than WFB) execute a confidentiality agreement with respect to any confidential or proprietary information which may be provided; (b) except with respect to an Audit that is required solely by WFB, Company shall reimburse WFB all reasonable WFB expenses incurred and time dedicated in connection with an Audit, as further described in Section 7.1: and (c) Company shall reimburse WFB for any amounts WFB is required to pay the Payment Company or the regulatory authority in connection with an inspection relating to this Agreement. Company shall allow any such auditors reasonable access during normal business hours to the records, procedures and facilities of Company, and/or its Merchants, suppliers, or Service Providers related to this Agreement. Company shall reasonably cooperate with any such auditors or representatives in the conduct of any Audits, including giving them access to officers and independent auditors of Company for discussion of any Audit.

ARTICLE 5

COMPANY RESPONSIBILITIES

5.1 Transaction Card Services. The Company will arrange for the funding of receivables of Merchant and will provide the following merchant services (collectively, the “Transaction Card Services”):

5.1.1	Enter into Merchant Agreements (in accordance with Section 5.2 below) on behalf of WFB and Company, and obtain from each Merchant such documentation as is required by the applicable Merchant Agreement, evaluate such prospective new Merchants as to the level of risk they might pose, negotiate the Merchant Agreement, and process Merchant’s Transactions;

5.1.2	Provide all services necessary to authorize, data capture, process, settle and reconcile transactions effected by Merchants with holders of applicable Payment Company-branded credit and debit cards;

5.1.3	Set up new Merchants and provide ongoing maintenance of Merchant accounts;

5.1.4	Monitor daily loss prevention of the serviced accounts, according to a Fraud Prevention Program;

5.1.5	Provide all communication to and from Merchants in furtherance of the services contemplated in this Agreement;

5.1.6	Report all Merchant account activity contemplated under this Agreement pursuant to a mutually agreed upon Monthly Scorecard (including, but not limited to processing, chargebacks, and credits on an individual Merchant and aggregate basis);

5.1.7	Provide detailed reporting, the form and substance of which shall be subject to WFB’s approval, which approval shall not be unreasonably withheld, that allows WFB to ensure accurate and timely reconciliation according to WFB’s financial monitoring and controls policies.

5.1.8	Provide any other mutually agreed upon reporting; and

5.1.9	Underwrite Merchants pursuant to the agreed upon Credit Policy as described in Section 5.3.

5.2	Negotiation of Contract Terms; Decisions To Establish, Modify or Terminate Relationships.

5.2.1

As between WFB and Company, Company shall have the authority to negotiate with each Merchant to establish or renew any Merchant Agreement, provided (i) that the acceptance or continuation of such Merchant (and the terms of the Merchant Agreement) are consistent with the standards in the Credit Policy and

(ii) that WFB has approved the base standard form Merchant Agreement presented to the Merchants or any changes thereto. WFB’s approval of proposed changes to the form of Merchant Agreement shall be communicated in a timely manner and shall not be unreasonably withheld. Without limiting the foregoing, Company agrees that Merchant Agreements shall include the WFB disclosure page, which is attached as Schedule 5.2.1 hereto. WFB will advise Company as to any changes to the form of Merchant Agreement required by a Payment Company, and Company shall timely effect all such changes.

5.2.2	If Company wishes to enter into a Merchant Agreement and such Merchant cannot be accepted in accordance with the Credit Policy, Company may present its proposal for acceptance of such Merchant to WFB for its review and WFB may, in its sole discretion, approve the acceptance of such Merchant. WFB agrees to make such acceptance determination within six (6) Business Days via email.

5.2.3	Company is prohibited from entering a Merchant Agreement with any business associated with the business types listed as Unqualified Merchants, as described in the Credit Policy, without the consent of WFB.

5.2.4	WFB has the right to reject or terminate a Merchant Agreement at any time based on WFB’s determination of possible fraud or credit risk. Unless WFB is otherwise compelled to terminate a Merchant Agreement on shorter notice under law, Payment Network rules or requirements, or pursuant to a regulatory directive, WFB shall provide Company with twenty-four (24) hour prior written notice of termination of any Merchant Agreement.

5.2.5	Agreements with Contracted Parties. Company hereby agrees that it shall include in its agreement with any Contracted Parties applicable terms, appropriate to the relationship between Company and such Contracted Party, that are substantially similar to the terms included in Article 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.6, 5.2.7, 5.3, 5.4, 5.8 (i.e., that WFB is not responsible for Chargeback Losses), 5.9, and 5.10 (i.e., that Company and such Contracted Party will maintain records in accordance with the Rules), along with all requirements set forth in the Payment Company Rules. Company further agrees that, relative to these terms, it shall ensure that the obligations of Merchants flow directly to WFB as the acquiring bank as required by the Payment Company Rules. In situations where the obligations of the Merchants more naturally flow to Company, Company shall ensure that its obligations to WFB under this Agreement continue to be satisfied such that the obligations flowing from the Contracted Parties to Company then flow from Company to WFB. As between WFB and Company, Company shall have the authority to negotiate with each Contracted Party to establish or renew any Contracted Party Agreement, provided (i) that the acceptance or continuation of such Contracted Party (and the terms of the Contracted Party Agreement) is consistent with the standards in the Credit Policy and (ii) that WFB has approved the base standard form Contracted Party Agreement presented to the Contracted Parties or any changes thereto. WFB will advise Company as to any changes to the form of Contracted Party Agreement required by WFB or a Payment Company, and Company shall timely effect all such changes.

5.2.6	Contracted Parties Checklist. Prior to entering into any agreement with any Contracted Party (ISO, MSP, or otherwise) as a Contracted Party under this Agreement, Company shall complete the ISO Checklist, which has been provided by WFB to Company, and obtain WFB’s approval thereon. WFB shall provide its approval or rationale for any non-approval within ten (10) Business Days of WFB’s receipt of a completed ISO package.

5.2.7	Contracted Parties Compliance. During the term of this Agreement and any renewal thereof, Company shall be responsible for ensuring that its Contracted Parties use WFB’s marks only as pre-approved by Wells Fargo and only as necessary to disclose sponsorship of the Contracted Parties by WFB as required by the Payment Company Rules. Company also shall be responsible for ensuring that its Contracted Parties comply with the Wells Fargo Mark Usage Guidelines, which have been provided by WFB to Company (the “Guidelines”). Failure of Company to manage its Contracted Parties (as evidenced by non-compliance with the Guidelines) shall result in the fines being assessed against Company as described in Schedule 7.1.

The cure period for non-compliance violations of the Guidelines shall be as provided in the notification of the violation provided to Company, and shall be reasonable based upon the severity of the infraction. Such non-compliance fines will be calculated on a Contracted Party by Contracted Party basis; provided, however, that in the event the same violation occurs at more than ***** Contracted Parties in any ***** month period, the fines for such violation will thereafter be cumulative between all Contracted Parties of Company with respect to that particular violation (thus, for example, a violation by “Contracted Party A” followed by the same violation by “Contracted Party B” will be considered a First Violation and Second Violation respectively.

In the event that a Contracted Party experiences more than ***** violations in a ***** month period, then WFB may require Company to terminate such Contracted Party; provided, however, that unless WFB is being compelled otherwise by law, a Payment Company or another regulatory authority, WFB shall give Company notice at least thirty (30) days in advance of the date on which Company shall be required to terminate such Contracted Party.

5.3	Governing Credit Policy.

5.3.1	Adoption of Credit Policy. WFB and Company hereby agree to adopt the Credit Policy, which may be provided by WFB to Company from time to time, which governs the acceptance, continuance and termination of Merchants, subject to WFB’s rights under Sections 5.2.2, 5.2.3 and 5.2.4.

***** Information for which confidential treatment has been requested is omitted from this page and has been provided separately to the Securities and Exchange Commission.

5.3.2	Revisions by WFB. At any time following adoption of the Credit Policy, WFB may advise Company as to revisions to the Credit Policy that WFB requires, and Company agrees to make such revisions. This Agreement may be terminated in accordance with Section 8.2.4 if Company fails to amend or replace the Credit Policy to WFB’s satisfaction.

5.3.3	Revisions By Company. Company may advise WFB as to revisions to the Credit Policy that Company may propose, and only upon the written agreement of WFB, may the Credit Policy be amended or replaced.

5.4.	Fraud Prevention Program. WFB and Company hereby agree to adopt the Fraud Prevention Program, which may be provided by Company to WFB from time to time, and governs the acceptance, continuance and termination of Merchants, subject to WFB’s rights under Sections 5.2.2, 5.2.3, 5.2.4. At any time, WFB may advise Company as to revisions to the Fraud Prevention Program that it requires. This Agreement may be terminated in accordance with Section 8.2.4 if Company fails to amend or replace the Fraud Prevention Program to WFB’s satisfaction. Company may advise WFB as to material revisions to the Fraud Prevention Program that it requires, and upon the written agreement of WFB, the Fraud Prevention Program may be amended or replaced. The Fraud Protection Program agreed upon between the parties pursuant to this Section 5.4 will herein be called the “Fraud Protection Program”.

5.5	Performance by Company. As between WFB and Company, Company shall have full responsibility from and after the Effective Date and during the term of this Agreement for the proper performance of the Transaction Card Services under each Merchant Agreement (whether entered into directly by Company or through a Contracted Party); for the avoidance of doubt, this provision is not intended and does not relieve WFB of its responsibilities and obligations under this Agreement or any breach thereof.

5.6	Merchant Complaints or Inquiries, Payment Company Communications, Adjustments or Errors.

5.6.1	Merchant Inquiries or Complaints. WFB shall notify Company promptly of any Merchant complaints received by WFB. Company shall be responsible for responding to and resolving any and all inquiries or complaints from Merchants, regarding deposits, sales records and electronic transmissions received by Company, debits or credits to Merchants pursuant to the Settlement process, and the Transaction Card Services provided by Company. Company also shall resolve with Merchants any discrepancies between the deposit tickets and the sales and credit records delivered to Company in physical format. The parties shall cooperate in good faith to resolve other controversies.

5.6.2

Payment Company Communications. For purposes of this Section 5.6.2 only, a “Payment Company Communication” refers to any communication received by WFB from a Payment Company that relates solely and exclusively to Company, a Merchant or a Contracted Party. So long as any Payment Company Communication is not confidential and WFB is not precluded from sharing such

Payment Company Communication with Company by law, Payment Company rules or otherwise, WFB shall notify Company promptly and provide Company with a copy of all such Payment Company Communications received by WFB regarding Company, any of Company’s Contracted Parties, or any of Company’s Merchants. WFB will cooperate with Company in communicating with a Payment Company.

5.6.3	Errors. In the event of any errors by Company with respect to Settlement, Company shall correct such errors promptly after discovery or notification of any such error.

5.7	Bank Accounts and Reserve Funds. Company shall be responsible to fund and maintain bank accounts and reserve funds, as described herein in order to facilitate the arrangements contemplated by this Agreement, at all times during the term of this Agreement.

5.7.1	The Operating Account and Reserve Accounts (each as defined below) will each be maintained at WFB’s office located at 420 Montgomery Street, San Francisco, or such other office of WFB as Company and WFB may from time to time agree. Each such account will be an account maintained in the name of WFB FBO Company. The Operating Account shall be a non-interest bearing account but will earn “earnings credits” as provided in Schedule 7.1. Wells Fargo will provide Company with timely notice of any changes instituted to the formula and rate provided in this Section 5.7.1.

5.7.1.1	Operating Account. The Operating Account shall be the account in which settlement amounts for Transactions are received from Payment Companies. Upon request from Company, WFB may establish more than one Operating Account in order to efficiently carry out the activities described herein (in which case the term “Operating Account” shall include all such accounts, taken together).

5.7.1.2	Reserve Accounts. The Reserve Accounts shall be the accounts established in accordance with Section 5.11 below.

5.7.1.3	[Reserved]

5.7.2

Company shall additionally establish an account (the “Fee Account”) for payment of any fees due WFB as set forth in Schedule 7.1. Company shall fund the Fee Account, at minimum, to the level of expected monthly fees due WFB for that month. The Fee Account will be maintained at WFB. Company shall provide written notice thirty (30) days in advance of any change to the institution location of the Fee Account. Subject to Company’s fulfillment of its obligation to provide transaction level reporting under Section 5.1 of the Agreement, a fee calculation will be communicated by WFB by the 20th day of each month for the prior month’s activity. Company shall have three (3) Business Days (“Dispute Period”)

to review and dispute such fee calculation by written notice to WFB (a “Dispute Notice”), unless such fee notice is not provided until after the 20th of the month in which case Company shall have ten (10) days to review and dispute such fee calculation after the date such fee notice is provided. In the event WFB has not received a Dispute Notice during the Dispute Period, WFB will then debit the Fee Account for all fees other than those, if any, subject to a good faith dispute between the parties. Company shall provide to WFB all accrual data on the second to last Business Day of each month, and the exact monthly counts and volumes as specified in Section 5.1 by the 7th Business Day of the month following said transactions. Neither Company nor WFB may dispute paid fee amounts later than 18 months after such fees were owed; provided, however, that the foregoing limitation shall not apply to any fees amounts that are assessed by a Payment Company.

5.7.3	During the term of this Agreement, Company shall ensure that: (i) WFB is in receipt of appropriate letter(s) authorizing WFB to effectuate the transfers and debits from the Operating Account, Fee Account, and the Reserve Accounts as contemplated by this Agreement; (ii) that such letter continues to be in full force and effect through this Agreement; and (iii) that WFB is in receipt of any other authorization from Company with respect to such accounts required by any applicable law, rule or regulation, or any generally applicable corporate policies and procedures of WFB that may be communicated to Company from time to time.

5.8	Allocation of Risks and Responsibility; Chargebacks. Company shall be responsible as between WFB and Company for performing all obligations under, and bearing all Chargeback Losses. Company shall indemnify and hold harmless WFB for all Chargeback Losses for which Company, its Contracted Parties or any of its Service Providers is responsible under this Agreement. Subject to the limitations set forth in this Agreement, WFB will be liable to Company for any Losses incurred by Company arising out of WFB’s gross negligence, willful misconduct, fraud or breach of this Agreement or any Merchant Agreement. In the event that a Merchant suffers a chargeback pursuant to the processing of a Transaction hereunder, then WFB shall notify Company, in writing, of the amount of the chargeback and any fees or penalties related thereto (collectively, “Chargeback Losses”), and Company shall deliver to WFB cash in an amount equal to the Chargeback Losses within three (3) Business Days of written notice from WFB. If Company fails to make such payment to WFB, WFB may then deduct the Chargeback Losses (or any unpaid portion thereof) from the Reserve Accounts. The procedure described in this Section 5.8 for Chargeback Losses shall also be followed for such credit and fraud risks as well as any Payment Company fines or penalties.

5.9

Compliance with Laws, Rules, and Guidelines. Company, Contracted Parties and WFB will comply with all applicable laws and regulations in connection with this Agreement, including expressly any Payment Company Rules (including but not limited to data and information security requirements) and all payment rules (including but not limited to, NACHA). Upon thirty (30) days advance written notice, Company and Contracted Parties will also comply with all generally applicable WFB procedures, policies or guidelines, as are communicated in writing to Company by WFB from time to time. Notwithstanding, a breach by Company or any Contracted Parties of any Payment Company Rule for which WFB has failed to notify Company of the Rule(s), as required under Section 6.5, shall not be considered an Event of Default until the passage of ten (10) days from the date Company is notified in writing of such Rule and then, only if such notified breach has not been cured.

5.10	Record Keeping. Each party shall maintain all records, covering the services contemplated in this Agreement, in accordance with Payment Company Rules.

5.11	Reserve Accounts. Company shall establish and fund a General Reserve Account and Merchants shall fund Merchant Reserve Accounts (collectively “Reserve Accounts”) as follows.

5.11.1	General Reserve Account. One Business Day immediately prior to the day that Transaction Card Services are provided to Merchants hereunder, Company will establish and fund an account (the “General Reserve Account”) at WFB in the minimum amount of ***** (subject to revision pursuant to the Credit Policy). Such obligation may also be satisfied by delivery of a certificate of deposit or letter of credit if approved by WFB. If Company funds the General Reserve with cash held on deposit at WFB, the General Reserve Account shall be an interest-bearing account provided the account is subject to an account control agreement approved by WFB. Subject to Section 5.11.2, Company shall maintain such amount (or other amount agreed by both parties) in the General Reserve Account at all times during the term of this Agreement and thereafter as provided in Section 5.11.3. Wells Fargo retains the right to change the amount of such reserve during the term of this Agreement. Wells Fargo may request such reserve upon ten (10) days written notice to Company, except that if Company terminates or significantly limits its business operations, is liquidated, dissolved, enters into receivership, makes an assignment for the benefit of creditors, is insolvent or unable to pay its debts as they mature in the ordinary course of business, or if there are any proceedings instituted by or against Company in bankruptcy or under any insolvency laws or for reorganization, receivership or dissolution, then WFB may request the amount of the required balance immediately upon written notice to Company. Notwithstanding the foregoing, the parties agree that the level of the General Reserve as of the Effective Date of this Agreement, which is based on Company’s current profile and WFB’s current underwriting criteria, is sufficient for purposes of WFB’s General Reserve requirement and will continue to be sufficient as long as the business and/or risk profile of Company does not materially change (which determination shall be made by WFB, in its sole discretion, after taking into consideration factors such as type of Merchant or Merchant volume, Company financials, and/or any material changes to policies, procedures, controls and key management personnel). If Company does not agree with the amount of any General Reserve increase requested by Wells Fargo, Company may terminate the Agreement by funding the amount requested and giving written notice to Wells Fargo indicating Company’s intent to terminate no later than thirty (30) days after receiving notice of such request. In the event

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Company terminates the Agreement for the reasons described in the preceding sentence, (1) Company shall not be obligated to pay any Early Termination penalties that would otherwise apply under Section 8.4; and (2) the termination shall be effective no later than one hundred and twenty days after the date such written notice was given. Any required balance of the Company Reserve Account shall be reasonably related to the potential outstanding maximum liability related to the Transactions, and such maximum liability may be assessed based on the relative financial stability of Company, both as determined by Wells Fargo in its sole discretion. If Company requests more than 10 days to fund the required reserve, and if Company can show good faith in taking all necessary and appropriate steps to secure funding for the reserve, Wells Fargo will evaluate the request and consider providing additional time up to an additional 20 calendar days.

5.11.2	Merchant Reserve Account. The Company will also retain the right to establish a Merchant funded account (the “Merchant Reserve Account”) at WFB for retaining collateral withheld from Merchants’ sales transactions at all times during the terms of this Agreement and for twelve (12) months following any termination of the Agreement or for such longer period of time as is consistent with WFB’s liability for Transactions in accordance with Payment Company Rules. The Merchant Reserve Account balance shall be determined by Company and reasonably related to the potential liability related to Transactions.

5.11.3	Upon termination of this Agreement for any reason, the funding of the General Reserve Account and the Merchant Reserve Account will be maintained or disbursed in one of the following ways:

5.11.3.1	If Company proposes a successor sponsoring bank which agrees, in writing in a form reasonably acceptable to WFB, to assume liability for all chargebacks, fees and other charges assessed to WFB by the Payment Companies for transactions relating to the BINs and ICAs used by Company prior to the termination of this Agreement, such successor sponsoring bank assumes the BINs and ICAs, and there is no pending financial assessments as related to non-compliance or breach by Company which could give rise to financial liability while WFB was the acquirer of record, then, upon negotiation of a mutually acceptable assignment and assumption agreement between WFB and such successor sponsoring bank, WFB shall release to Company or the successor sponsoring bank, the total amounts held in the General Reserve Account and the Merchant Reserve Account. Notwithstanding the foregoing, if WFB retains the BINs and ICAs, or to the extent that there is a pending financial assessments as related to non-compliance or breach by Company, it retains the right to collect or retain the amount of such pending obligations in the General Reserve Account if there are pending fines, fees or chargebacks associated with those BINs and ICAs, as determined by WFB in its reasonable judgment, and shall disburse the remainder to Company immediately; or

5.11.3.2	If Company does not propose a successor sponsoring bank which is willing to assume such liability, then Company will analyze, and WFB will evaluate, each merchant in Company’s portfolio to determine the approximate total liability associated with chargebacks, “tail off” fees and other charges that may be charged to the BIN/ICA after termination. WFB will review the analysis conducted by Company, but may apply its own standards and separate analytical techniques to assess future potential liability, to arrive at WFB’s estimate of such liability. Upon termination of such review process, WFB will adjust the amount of the General Reserve and Merchant Reserve Accounts in accordance with the estimated liability that WFB has calculated, and shall remit the balance of the General Reserve to Company immediately. At the close of each calendar month thereafter following termination of this Agreement, Company and WFB will analyze the charges assessed to the BIN/ICA during that month, and WFB will adjust the Reserve Accounts accordingly, remitting the balance to Company.

5.11.4

Company pledges the funds held in the General Reserve Account to WFB as collateral for the satisfaction of Company’s obligations under this Agreement. To secure all of Company’s present and future obligations to WFB hereunder (collectively “Obligations”), Company hereby grants to WFB a security interest in all of Company’s rights to and interests in the, whether presently existing or hereafter acquired, and in any interest earned thereon and proceeds thereof: (i) the General Reserve Account, and (ii) all amounts now or hereafter owing to Company under this Agreement held by WFB (the “Collateral”). Notwithstanding anything to the contrary in this Section 5.11.4, the Company may at any time during the term of this Agreement without the consent or notice to WFB (i) sell or otherwise dispose of any of the assets of the Company; (ii) create or grant a security interest, lien or any other encumbrance upon the assets of the Company including any amounts receivable from WFB pursuant to this Agreement; and (iii) maintain the assets of the Company in any reasonable manner. WFB agrees to duly execute and deliver to the Company such instruments, documents and agreements as may be reasonably requested to permit Company to engage in any of the foregoing. The foregoing statement shall not impact or obviate any of Company’s other obligations under this Agreement. In addition to any rights granted WFB under applicable law, WFB is hereby authorized (and any related notice and demand are hereby expressly waived) to set off, recoup and to appropriate and to apply any and all such amounts owing, funds held, account balances and other Collateral against and on account of Company’s Obligations, whether such Obligations are liquidated, unliquidated, fixed, contingent matured or unmatured. In the case of any Collateral consisting of a deposit account with WFB, Company hereby agrees that WFB shall have control thereof and the depository will (and is hereby authorized to) comply with instructions originated by WFB directing disposition of funds in the deposit account without further consent by Company. Company agrees to duly execute and deliver to WFB such additional instruments, documents and agreements as may be reasonably requested to perfect and confirm the security interests in the Collateral set forth in this Agreement.

5.12	Merchant Agreements.

5.12.1. Ownership. Subject to any requirements imposed upon WFB as Acquirer of Record under the Payment Company Rules, all right, title and interest in the Merchant Agreements vests in Company.

5.12.2 Assumption. Upon execution of this Agreement WFB will negotiate in good faith with HSBC Bank to enter into an assignment and assumption agreement under which WFB shall assume the merchant agreements between HSBC and Company’s merchant customers that meet the Credit Policy underwriting criteria. In addition, if Company acquires any merchant agreements for which Company desires WFB to provide services similar to those provided by WFB under this Agreement, WFB shall negotiate in good faith with the existing Payment Company Customer to enter into an assignment and assumption agreement under which WFB shall assume the contracts between the Payment Company Customer and the merchant customers that meet the Credit Policy underwriting criteria. Upon execution of such assignment and assumption agreements, the merchant customers so assumed shall be deemed “Merchants” for all purposes under this Agreement. For the avoidance of doubt, the parties acknowledge that Company will (a) be a party to such assignment and assumption agreement, and (b) agree to indemnify WFB in full for any liability assumed by WFB under such assignment and assumption agreement.

5.12.3 Merchant Portability and Assignment. The parties acknowledge and agree that after *****, Company is authorized to transfer all or a portion of the Merchant Agreements to a third party Payment Company Customer subject only to any conditions applicable to Company or WFB in connection with such transfer that are set forth in the Payment Company Rules. Therefore, at any time and from time to time after *****, upon Company’s written request WFB shall negotiate in good faith to enter into an assignment and assumption agreement under which that third party Payment Company Customer designated by Company shall assume all or a portion of the Merchant Agreements. WFB shall negotiate the terms of such assignment and assumption agreement timely, and shall not unreasonably withhold its acceptance of the terms thereof. For the avoidance of doubt, Company acknowledges that WFB may reasonably require that WFB be fully indemnified and held harmless with respect to any and all liabilities that may be associatied with the transferred Merchant Agreements as a condition to WFB’s acceptance to the terms of such assignment and assumption agreement.

5.13	Ownership of Data. All data (other than cardholder account information) derived by use of a Card, including but not limited to Transaction history, volumes, Merchant identification information, and buying patterns, in individual or aggregate form, is owned

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by Company; provided, however, that such data may be used by WFB as may be necessary to perform its obligations under this Agreement, to comply with law or Payment Company Rules, or to satisfy information requests or requirements from any regulatory authority with jurisdiction over WFB.

ARTICLE 6

WFB RESPONSIBILITIES

6.1	Sponsorship of Company. WFB shall sponsor Company and/or make such registrations with MasterCard and Visa (or such other Payment Company as the parties may agree to) as are necessary (in the opinion of Payment Company) including any supplements or amendments to any registration materials (with Company’s assistance, if necessary), and shall take all commercially reasonable actions within WFB’s control to maintain such registration(s) throughout the period that WFB is required to serve as Company’s Payment Company sponsor hereunder. For the avoidance of doubt, in addition to MasterCard and Visa, WFB shall initially sponsor Company (and make such registrations as may be necessary) for participation in the debit card networks identified on Schedule 6.1 (the “Other Card Brands”). WFB shall obtain, as necessary, a dedicated ICA and/or BIN used by Company for the exclusive purpose of the Transactions contemplated under this Agreement.

6.2	Other Payment Company Matters. WFB will report all transactions processed by Company and its Contracted Parties hereunder using the dedicated ICA’s and BIN’s contemplated in Section 6.1 and on a timely basis will report such transactions as its own on the quarterly questionnaires which must be submitted to the Payment Companies. WFB will pay on a timely basis all assessments imposed by the Payment Companies with respect to such transactions, and Company will reimburse WFB for such amounts in accordance with Schedule 7.1. Company understands and agrees that any Payment Company fees associated with the transactions shall be billed on a pass through basis to Company, and may be adjusted/ changed at any time by the Payment Companies.

6.3	Use of WFB’s ICAs, BINs, Name, Etc. WFB agrees that Company may use the ICAs and BINs for the Transaction Card Services to the extent reasonably necessary or appropriate to perform the Transaction Card Services, subject to the provisions of this Agreement, including provisions under which WFB will transfer such dedicated BINs and ICAs to another successor sponsoring bank, and thereby cease holding such BINs and ICAs. WFB hereby agrees that Company and Contracted Parties may identify WFB as their sponsoring Payment Company member; (i) when required to do so by Payment Company Rules; and (ii) in Company and/or the Contracted Parties’ marketing materials as provided for in Section 4.1.

6.4	Access to Payment Company Materials. Subject to any confidentiality obligations and applicable law and Payment Company Rules, and upon request, WFB hereby agrees to provide Company access to any Payment Company reporting materials and Payment Company publications.

6.5	ACH Activities. ACH processing activities shall be addressed in a separate ACH processing agreement between Company and its ACH processor.

ARTICLE 7

PAYMENT FOR SERVICES AND EXPENSES

7.1 WFB Fees & “Pass Through” Costs & Expenses. In consideration for WFB’s services under this Agreement, Company agrees to pay the amounts set forth in Schedule 7.1. No new or additional fees or charges may be imposed on Company or any Merchant without Company’s prior written consent; provided, however, the parties acknowledge that the foregoing limitation shall not restrict WFB’s right to *****. Company further agrees that all WFB expenses in connection with creating, maintaining and terminating the WFB services referred to in this Agreement shall be passed through to Company, as described to Schedule 7.1. Specifically, Company shall pay WFB, at *****, amounts necessary to cover the following charges (including any applicable taxes thereon that are not recoverable:

*****.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. Subject to Section 8.2, this Agreement shall continue in full force and effect for a period of three (3) years from the Effective Date and shall be renewed for successive one (1) year periods thereafter unless sooner terminated in accordance with this Article. The renewal of this Agreement for additional periods following the initial term shall occur automatically unless WFB or Company provides three (3) months written notice of nonrenewal to the other. WFB and Company agree that upon either party’s request, the parties shall reasonably confer and discuss in good faith any proposed adjustment to the terms of the provisions of this Agreement with respect to the Merchant Reserves prior to the date for notice of nonrenewal of this Agreement.

8.2	Termination. This Agreement may be terminated prior to expiration of its then applicable term only as follows:

8.2.1	Event of Default. Upon an Event of Default, the nondefaulting party may terminate this Agreement by giving a thirty (30) day written notice specifying the grounds for termination and allowing the breaching party to cure that default to the nondefaulting party’s reasonable satisfaction by the end of the notice period. An “Event of Default” means a material default in the performance of any duty or obligation or a material breach of any representation or warranty under this Agreement.

8.2.2	Immediate Termination. Either party may terminate this Agreement immediately by giving a single written termination notice to the other party if: (i) the other party is subject to any voluntary or involuntary proceeding seeking bankruptcy,

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reorganization, or debt consolidation under federal, provincial or state bankruptcy or insolvency laws; (ii) there is appointed a trustee, administrator, receiver, custodian, liquidator, conservator or the like, for the other party or over substantially all of the other party’s assets; (iii) the other party makes an assignment of substantially all of its assets for the benefit of creditors; or (iv) if continuation of this Agreement would be in violation of applicable law, the Payment Company Rules, or other regulations. Additionally, WFB may terminate this Agreement if Company sells all or a substantial portion of Company assets that has, or reasonably can be estimated to have, a material adverse effect on Company’s ability to perform under this Agreement; provided, however, that WFB shall provide Company written notice detailing the event WFB estimates has or will have a material adverse effect and provides Company with a reasonable opportunity to explain the circumstances and up to thirty (30) days to cure the material adverse effect; and provided, further, however, that (1) WFB is only obligated to permit a cure period if the matter is one that is capable of being cured, and (2) the determination of (a) whether a matter is capable of being cured, and (b) what actions are necessary to accomplish the cure, shall be determined at the sole discretion of WFB. Further, Company may terminate this Agreement at any time upon written notice to WFB pursuant to the terms set forth in Section 8.4 of this Agreement.

8.2.3	Change of Payment Company Customer Rights. Company may terminate this Agreement upon giving a ten (10) day advance written notice to WFB in the event of a material adverse change in WFB’s rights as a Payment Company Customer of MasterCard or Visa which would materially impair the ability of Company to provide the Transaction Card Services in the manner contemplated by this Agreement. WFB shall give Company written notice of any such material adverse change immediately upon receipt of such information.

8.2.4	Credit and Fraud Policies. Either party may terminate this Agreement upon giving a thirty (30) day advance written notice to the other in the event that the parties, after a preceding thirty (30) day discussion period, have been unable to reach agreement as to a governing Credit Policy as required pursuant to the terms of Sections 5.3 or a governing Fraud Prevention Program pursuant to Section 5.4. Each party agrees to reasonably cooperate and participate in such discussions at the request of the other party.

8.2.5

WFB Termination. WFB may terminate this Agreement, in its sole discretion, upon giving a thirty (30) day advance written notice specifying the grounds for termination and allowing Company to cure by the end of the notice period if Company (1) engages in fraudulent activity, (2) engages in activities that cause WFB to repeatedly violate the Payment Company Rules, (3) operates in an unsound or unsafe manner, or (4) engages in any other activities that may or do result in undue material economic hardship or damage to the goodwill of the Payment Companies and Company fails to take corrective action; provided, however, that (a) WFB is only obligated to provide notice and permit a cure period if (i) the matter is one that is capable of being cured, and (ii) a Payment

Company or other regulatory authority with jurisdiction over WFB is not compelling WFB to terminate WFB’s sponsorship of Company, and (b) the determination of (1) whether a matter is capable of being cured, and (2) what actions are necessary to accomplish the cure, shall be determined at the sole discretion of WFB. Company shall include provisions in the Merchant Agreement that permit Company to terminate the contract if the Merchant participates in any of the activities described in this Section.

8.2.6	Termination Without Cause. At any time after the expiration of the initial three (3) year term of this Agreement, WFB may terminate this Agreement without cause by providing no less than three hundred and sixty-five (365) days advance written notice to Company, which notice shall specify the effective date for such termination.

8.3	Effects of Expiration or Termination. The effects of a nonrenewal or other termination of this Agreement under Section 8.1 or 8.2 shall be as follows:

8.3.1	Effect of Termination. Upon any termination of this Agreement, Company will continue to own all Merchant Agreements with no further obligations under this Agreement, except its obligations to WFB which survive termination as described in Section 10.10.

8.3.2	Effect of Termination. Upon any termination of this Agreement, WFB agrees, subject to Section 5.12, any applicable Payment Company Rules, and the negotiation of a mutually acceptable assignment and assumption agreement between WFB and a successor sponsoring bank, to assign all Merchant Agreements to such sponsoring bank and to transfer to a subsequent sponsoring bank the BINs and ICAs assigned to it by Visa and MasterCard and dedicated to Company’s use. WFB shall negotiate the terms of such mutually acceptable assignment and assumption agreement timely and in good faith, and shall not unreasonably withhold its acceptance of the terms thereof.

8.3.3

Obligations Post-Termination. Upon termination of this Agreement, Company shall be liable for all residual chargeback activity, including any fees and expenses, associated with transactions processed pursuant to this Agreement, from the date of the last transaction processed for a period ending upon the final release of reserve accounts under Section 5.11.3, with the exception of any chargebacks resulting from acts of gross negligence or fraud on the part of WFB. Provided WFB is not prohibited from doing so by law, any Payment Company, any regulator or regulatory authority having jurisdiction over WFB or Company, or otherwise, WFB will continue to provide the services described herein to Company and Merchants pursuant to the terms hereof until the Merchants and WFB’s Services are transferred to another Payment Company Customer. The period commencing after the expiration or termination of the Agreement and ending on the later of (i) the date the last Merchant is assigned by WFB, or (ii) the date the BIN and ICA are transferred to a new Payment Company Customer, shall be the “Wind-Down Period.” During the Wind Down Period, WFB will work with Company, including by continuing to perform its services hereunder on the terms and conditions provided herein and to facilitate the transition of the Merchants and the Company’s obligations hereunder, including by making good faith efforts to transition such Merchants and obligations to another Payment Company Customer and continuing to accept new Merchants in an expeditious manner subject to Wells Fargo’s immediate implementation, at it sole discretion, of revisions to the Credit Policy that will apply for the acceptance of new Merchants during the Wind Down Period (for the avoidance of doubt, the implementation of any Credit Policy revisions during the Wind Down Period will not be subject to any notice or discussion periods otherwise required under Sections 5.3 and 8.2.4). In no event shall the Wind Down Period exceed *****. Upon the expiration or termination of the Wind Down Period, each party shall have no further obligation to provide services hereunder, provided that during the Wind-Down Period or otherwise, Company shall have the rights set forth in Section 8.3.2. The Wind Down Period described in Section 8.3 shall not be applicable to the extent that Wells Fargo is compelled to discontinue the services described herein prior to the conclusion of the Wind Down Period by any regulatory authority, whether or not such regulatory authority has direct jurisdiction over Wells Fargo.

8.4	Early Termination. Should Company terminate the agreement prior to the completion of the three year initial term provided for herein, Company hereby acknowledges and agrees that unless Company is terminating this Agreement for cause or pursuant to Section 8.2.4, that Company will pay to WFB the amount *****; such payment to be made as liquidated damages (and not as a penalty), which shall be WFB’s sole economic remedy for such early termination. Company, at its option, may pay such amounts (a) immediately, in a lump sum payment, or (b) as would otherwise be due in the ordinary course of business on a monthly basis for the balance of the term.

ARTICLE 9

INDEMNIFICATION & LIMITATION LIABILITY

9.1	Indemnification.

9.1.1	By WFB. WFB shall indemnify, defend and hold Company harmless against any Losses, as defined below, which are incurred by Company arising from a third party’s claims or lawsuits, with respect to WFB’s negligence (including negligent performance of, or negligent failure to perform, its obligations hereunder or its obligations under a Merchant Agreement) or intentional misconduct (including intentional failure to perform properly its obligations hereunder or its obligations under a Merchant Agreement).

9.1.2	By Company. Company shall indemnify, defend and hold WFB harmless against any Losses which are incurred by WFB arising from a third party’s claims or lawsuits:

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9.1.2.1	with respect to Company’s negligence (including negligent performance of, or negligent failure to perform, its obligations hereunder) or intentional misconduct (including intentional failure to perform properly its obligations hereunder);

9.1.2.2	as a result of a credit, fraud or other liability or risk allocated to Company hereunder;

9.1.2.3	as a result of WFB’s compliance with any written instructions from Company pursuant to this Agreement; or

9.1.2.4	as a result of any non-recoverable goods and services tax which may be payable in connection with the provision of Transaction Card Services pursuant to this Agreement.

9.1.2.5	with respect to Company’s Contracted Parties.

9.1.3	Losses. For purposes of this Agreement, the term “Losses” shall mean any losses, liabilities, damages, failures to collect payments, fees, costs and expenses, including without limitation reasonable fees and expenses of attorneys and other advisers, court costs and other dispute resolution costs, incurred by WFB or Company, as the case may be.

9.2 LIMIT ON LIABILITY. IN NO EVENT SHALL WFB OR COMPANY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF WFB PURSUANT TO THIS AGREEMENT EXCEED *****; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT LIMIT WFB’S OBLIGATION TO RETURN TO COMPANY ANY RESERVE AMOUNT THAT IS IN EXCESS OF THAT WHICH IS NECESSARY TO COMPENSATE WFB FOR COMPANY’S OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 10

MISCELLANEOUS

10.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

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10.2 Entire Agreement. This Agreement, together with all schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

10.3 Governing Law; Severability. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Colorado. The parties specifically waive the right to a jury trial in connection with any dispute arising out of this Agreement, or between the parties for any reason. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.4 Compliance. In performing their duties under this Agreement, Company and WFB shall comply with all applicable US federal and state laws and shall comply in all material respects with all applicable Payment Company Rules and WFB policies and regulations. To the extent any modifications may be needed from time to time in the arrangements contemplated by this Agreement in order to comply with the Payment Company Rules, the parties shall negotiate in good faith to reach a mutually acceptable revision to these arrangements, but shall not be obligated to continue any arrangements that violate any such Payment Company Rules.

10.5 No Assignment. Neither this Agreement nor any rights, duties or obligations under it are assignable by WFB or Company, in whole or in part, without the consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that: (a) the rights, duties and obligations of WFB hereunder may be assigned, in whole or in part to an affiliate without consent from Company provided that WFB will remain liable pursuant to the terms of this Agreement for the actions and omissions of such assignee; and (b) this Agreement may be assigned without consent from WFB by Company to an affiliate in preparation for or in connection with the initial public offering of the equity interests of such affiliate provided that Company will remain liable pursuant to the terms of this Agreement for all of the actions, omissions, and obligations of such assignee hereunder. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto. No purported or attempted assignment in contravention of this Section shall be effective or legally binding.

10.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party and any successors and assigns permitted under Section 10.5, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to or to confer any right of subrogation or action over against, any party to this Agreement.

10.7 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person or by courier service, (b) transmitted by telecopy mechanism, provided that any notice so given is also sent for delivery as provided in clause (a) or mailed as provided in clause (c), or (c) mailed by certified or registered mail postage prepaid, as follows:

If to WFB, addressed to:

Wells Fargo Bank	with a copy to:	Senior Counsel
1200 Montego Way		Wells Fargo Law Department
MAC A0347-023		633 Folsom Street
Walnut Creek, CA 94598		San Francisco, CA 94107
Attention: Deirdre Cohen

If to Company, addressed to:

Mercury Payment Systems, LLC	with a copy to:	Mercury Payment Systems, LLC
10 Burnett Court		10 Burnett Court
Durango, CO 81301		Durango, Colorado 81301
Attention: Karsten Voermann, CFO		Attention: Ross Agre, GC

or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecopy, when transmitted to the applicable number so specified in (or pursuant to) this Section and an appropriate mechanical or voice confirmation is received, (ii) if given by mail, seven Business Days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually received at such address.

10.8 Expenses. Except as expressly set forth herein, WFB and Company shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement, including but not limited to the fees, expenses and disbursements of their respective accountants, counsel, and any brokers, finders, investment and other agents and advisers.

10.9 Remedies. To the extent permitted by law and except as otherwise provided with respect to liquidated damages, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law; provided, however, that this shall not be construed to entitle any party to double recovery for the same damages.

10.10 Survival. The parties agree that the provisions of Article 1 (Definitions), Article 3 (Confidentiality), Sections 4.1 (Publicity), Section 4.4 (Audits and Inspections – for one (1) year), Section 5.6 (Merchant Complaints or Inquiries, Payment Company Communications, Adjustments or Errors), Section 5.12 (Merchant Agreements), Section 5.13 (Ownership of Data), Section 5.8 (Allocation of Risks and Responsibility), Section 5.10 (Record Keeping, for so long as required by law or the Payment Company Rules), Section 5.11 (Reserve Accounts), Article 6 (WFB Responsibilities, during the Wind-Down Period), Article 7 (Payment for Services and Expenses), Section 8.3 (Effects of Expiration or Termination), and Articles 9 (Indemnification & Limit on Liability) and 10 (Miscellaneous) shall survive any termination or expiration of this Agreement.

10.11 Attorneys’ Fees. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action.

10.12 Headings. The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

10.13 Interpretation. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties. The parties expressly agree that no prior drafts of this Agreement or prior communications of any form shall be used in interpretation of any ambiguity in this Agreement.

10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signatures to this Agreement may be evidenced by facsimile copies or PDF copies reflecting the party’s signature, and any such facsimile copy or PDF copy shall be sufficient to evidence the signature of such party as if it were an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be duly executed on the date first above written.

WELLS FARGO BANK, N.A.		MERCURY PAYMENT SYSTEMS, LLC

By:	/s/ Mark Baumli Mark Baumli	By:	/s/ Matt Taylor Matt Taylor
Its:	Executive Vice President	Its:	CEO

Schedule 5.2.1

WFB Disclosure Page

(Attached)

Disclosure Page Guidelines
A Disclosure Page is a requirement by Visa according to Visa’s Global Acquiring Risk Standards Guide (GARS). It should clearly communicate to the merchant the name of the financial institution with whom they have a merchant agreement. It also must list the merchant and acquirer’s high level responsibilities along with the acquirer’s contact information (including phone number and address).
Visa rules currently allow for two different variants for the Disclosure Page—either as a standalone document or first page of the merchant application. If the Disclosure Page is on the first page of the application, the signature must be in the signature box for the Disclosure Page, not an overall signature for the application. Please see the “Rules for the Disclosure Page” on pages 44-46 of the Visa Global Acquirer Risk Standards 2011 (GARS) for specific rules regarding the Disclosure Page.
The Wells Fargo Bank Disclosure Page Guidelines includes additional required information, as reflected in the sample below. The Disclosure Page must be approved by WFB prior to release. Here is an example of the Bank Disclosure Page (as a standalone document).
BANK DISCLOSURE
You can use alternate term for
“Merchant Services Provider” if Merchant Services Provider Contact Information
there is some other term preferred. Name: <Required>
Address: <Required>
You may add other optional numbers Website URL: <Optional>
such as sales office number or Phone Number: <Required>
application inquiry number as appropriate.
Member Bank Information: Wells Fargo Bank, N.A.
You can use an equivalent term for 1200 Montego, Walnut Creek, CA 94598
“Member Bank” (e.g., Acquiring (925) 746-4167
Bank) to allow for consistency if used
elsewhere on the application/ Important Member Bank Responsibilities agreement. The Bank is the only entity approved to extend acceptance of Card Organization products directly to a Merchant.
The Bank must be a principal (signer) to the Merchant Agreement.
The Bank is responsible for educating Merchants on pertinent Visa and MasterCard Rules with which
Merchants must comply; but this information may be provided to you by Processor.
The Disclosure Page must list the The Bank is responsible for and must provide settlement funds to the Merchant.
merchant and acquirer’s high level The Bank is responsible for all funds held in reserve.
responsibilities.
Important Merchant Responsibilities
WFB version references “Card Ensure compliance with cardholder data security and storage requirements.
Organizations” generally vs. Maintain fraud and chargebacks below Card Organization thresholds.
just “Visa.” Review and understand the terms of the Merchant Agreement.
Comply with Card Organization rules.
Retain a signed copy of this Disclosure Page.
Merchant Resources
The links to the Visa and MasterCard You may download “Visa Regulations” from Visa’s website at:
regulations are not a Visa http://usa.visa.com/merchants/operations/op_regulations.html requirement, but WFB considers You may download “MasterCard Rules” from MasterCard’s website at:
this a best practice. http://www.mastercard.com/us/merchant/support/rules.html
The responsibilities above do not replace the terms of the Merchant Agreement and are provided to ensure the
Merchant understands some important obligations of each party and that the Bank is the ultimate authority should the Merchant experience any problems.
Merchant Information
The Disclosure Page must require Business Legal Name (Printed): <Required>a full merchant signature (not Business Address: <Required>
initials) and a copy of the Disclosure Business Phone Number: <Required>
Page must be given to the
merchant. The use of an electronic Signature of Business Principal: <Required> Name of Business Principal (Printed): <Required>signature must conform to WFB Title: <Required>
standards. Date: <Required>
© 2011 Wells Fargo Bank, N.A. All rights reserved. 12/2012

Schedule 6.1

Other Card Brands

List of initial Other Card Brands covered by the Agreement:

*****

***** Information for which confidential treatment has been requested is omitted from this page and has been provided separately to the Securities and Exchange Commission.

Schedule 7.1

Payments for Services Schedule

(Attached)

Mercury Payment Systems: Payments for Services Schedule

SET-UP:

Portfolio Review, Qualification, Transfer and Set-up	$*****

TRANSACTION:

Monthly Minimum –

Monthly minimum to remain at initial rate until TBD. After that date when the standard transaction cost monthly total exceeds the then current Monthly Minimum Fee by more than $***** each month for ***** consecutive months, then the Monthly Minimum Fee shall increase by $***** up to a maximum Monthly Minimum Fee, which shall never exceed $*****.

The Monthly Minimum Fee will be applicable to Company beginning on *****.

Minimum $***** Progress + $*****

Standard Fee for Gross Settled Volume Monthly Net Transaction Volume:	Gross Settled Volume:
*****	*****

Annual Pricing Adjustment:	*****% per annum Increased in the month following the anniversary of first transaction cleared through WFB BIN/ICA

PASS THROUGHS:

All charges and income relating to Mercury Payments’ dedicated BIN and ICA including: 1. ***** 2. ***** 3. *****	Pass Through fees shall be assessed to Mercury Payments at the time that Wells Fargo Bank is charged by Associations.

OTHER MANAGEMENT FEES:

New ISO Portfolio Review & Registration	$*****

Annual ISO Registration Fee & Due Diligence Review	$***** per ISO

NON-COMPLIANCE FEES:

WFB Brand Usage Non-Compliance Fee

Wells Fargo Bank Confidential

***** Information for which confidential treatment has been requested is omitted from this page and has been provided separately to the Securities and Exchange Commission.

First Violation Continued Non Compliance after cure period	$***** per incident $***** per day until remediated
Second Violation Continued Non Compliance after cure period	$***** per incident $*****per day until remediated
Third Violation No Cure Period	$***** per incident Termination
Merchant Violation Fee:
***** Violation	$***** per incident
***** Violation	$***** First Violation $***** Second Violation $***** Third Violation $***** Fourth Violation & Immediate Termination
*****	$***** per incident
Fraud Management (i.e. Brute Force Attacks)	$***** per incident
LOSS PREVENTION:
Major Security Breach Management – Wells Fargo Management Fee (third part forensic investigation occurs; cost not covered in the fixed fee per incident)	$***** fixed fee per incident
Minor Security Breach Management – Wells Fargo Management Fee (no third party forensic investigation occurs)	$***** fixed fee per incident
OTHER FEES:
ACH Services	TBD
EARNINGS CREDIT TO OFFSET FEES:

Earnings Credit (applies to ACH Services only)

Non-interest bearing accounts maintained at Wells Fargo Bank for the purpose Mercury’s         bankcard settlements will earn “Earnings Credits” to offset fees described in this proposal.

The Earnings Credit Rate (ECR) Index for Wholesale Banking customers is *****. The ECR Index is *****. The index may be *****. The earnings credit *****.

Wells Fargo Bank Confidential

***** Information for which confidential treatment has been requested is omitted from this page and has been provided separately to the Securities and Exchange Commission.

“Major Security Breach” is any suspected or confirmed security breach, account data compromise event, or suspected event that requires a third party forensic investigation as determined by the Payment Companies

“Minor Security Breach” is any suspected or confirmed security breach, account data compromise event, or suspected event that does not require a third party forensic investigation as determined by the Payment Companies.

Wells Fargo Bank Confidential